Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES SECOND QUARTER 2015 FINANCIAL RESULTS

TOANO, Va., August 5, 2015 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced financial results for the second quarter and six months ended June 30, 2015.

Second Quarter Results

Net sales in the second quarter of 2015 were $247.9 million, a decrease of 5.8% from the second quarter of 2014, including a comparable store net sales decline of 10.0% due to a 7.6% decrease in the number of customers invoiced and a 2.4% decrease in the average sale. The Company believes net sales were negatively impacted by unfavorable allegations surrounding the product quality of its laminates sourced from China as well as its decision to suspend sales of such products, although a specific quantification of the impact was impracticable. The Company implemented aggressive promotional pricing during the quarter, which it believes partially offset the decrease in the number of customers invoiced. Non-comparable store net sales increased $11.1 million over the prior year. The Company opened seven new stores during the second quarter of 2015.

Gross margin was 25.1% in the second quarter of 2015. Gross margin was impacted by certain planned reductions in retail prices, further promotional pricing during the quarter to drive consumer traffic and changes in sales mix. Gross margin was also affected by a $4.9 million (200 basis points) accrual for a probable loss for countervailing and antidumping duties owed on certain shipments of engineered hardwood imported from China, approximately $4.9 million (200 basis points) in costs related to the Company’s indoor air quality testing program, including an increase of $1.9 million in the reserve, costs of $3.7 million (150 basis points) related to the Company’s decision to phase out a significant portion of tile flooring and related accessories and a $1.5 million (59 basis points) charge related to the Company’s decision to discontinue certain vertical integration initiatives. Gross margin in the second quarter of 2014 was 40.4%.

Selling, general and administrative (“SG&A”) expenses in the second quarter of 2015 increased $11.5 million, or 14.5%, from the second quarter of 2014 to $90.6 million primarily due to a $6.3 million increase in legal and professional fees; a $3.4 million increase in payroll due primarily to store base growth, greater commissions earned by store management, severance and a one-time adjustment to a payroll accrual; a $3.2 million non-deductible accrual for a regulatory matter; and a $1.4 million charge related to the Company’s tile flooring stores. These increases were partially offset by $2.0 million reductions in both advertising expenses and stock-based compensation. SG&A expenses were 36.5% of net sales in the second quarter of 2015, compared to 30.1% of net sales in the second quarter of 2014.

Net loss was $20.3 million, or a loss of $0.75 per diluted share, in the second quarter of 2015 and net income was $16.6 million, or $0.60 per diluted share, in the second quarter of 2014.

Cash and cash equivalents at June 30, 2015 totaled $45.3 million compared with $48.1 million at June 30, 2014 and $20.3 million at December 31, 2014. At June 30, 2015, the Company had $20.0 million outstanding on its revolving credit facility.

Thomas D. Sullivan, Founder and Acting Chief Executive Officer, commented, “I founded Lumber Liquidators more than 20 years ago with the simple mission of offering good wood flooring at a good price and putting the customer first. We did this by getting great product, bringing it to the customer at a low cost and providing exceptional customer service. As we now endeavor to get the Company back on track, we are going to return to those principles that made us great. We’re going to simplify the business, take care of our customers and deliver excellence at every level of the organization. Our results this quarter reflect the impact of challenges the Company has faced, particularly over the last several months. Our team is committed to leveraging and investing in our robust infrastructure, our strong brand and our long-term customer relationships. We believe that if we stay focused and do the simple things right, we can grow our business by re-establishing a solid foundation for our loyal customers, employees and shareholders.”

First Six Months Results

Net sales decreased 0.3% to $507.9 million in the first six months of 2015 from $509.4 million in the first six months of 2014. Comparable store net sales decreased 6.0% for the first half of 2015. Non-comparable store net sales increased $29.2 million over the prior year. The Company opened 11 new stores during the first six months of 2015 and as of June 30, 2015, operated 363 stores in 46 states and Canada.

Gross margin decreased to 30.3% for the first six months of 2015 from 40.7% in the same period of 2014. Gross margin in the first half of 2015 included approximately $7.2 million (140 basis points) in costs related to the Company’s indoor air quality testing program, including a $2.4 million reserve; a $4.9 million (100 basis points) accrual for a probable loss for countervailing and antidumping duties owed on certain shipments of engineered hardwood imported from China; costs of $3.7 million (70 basis points) related to the Company’s decision to phase out a significant portion of tile flooring and related accessories; $1.6 million (32 basis points) in incremental transportation expenses incurred in conjunction with the consolidation and transition of the East Coast distribution center; and a $1.5 million (29 basis points) charge related to the Company’s decision to discontinue certain vertical integration initiatives.

SG&A expenses were 37.1% of net sales for the first half of 2015, compared to 31.0% of net sales for the first half of 2014. SG&A expenses in the first six months of 2015 included $13.2 million of non-deductible accruals for certain regulatory matters, a $9.5 million increase in legal and professional fees, a $1.4 million charge related to the Company’s tile flooring stores and $1.1 million of incremental expenses to complete the consolidation and transition of the East Coast distribution center.

Net loss was $28.1 million, or a loss of $1.04 per diluted share, in the first half of 2015 and net income was $30.3 million, or $1.09 per diluted share, in the first half of the prior year.

Company Outlook

At this time, the Company cannot estimate a full year outlook, but does expect the following for the full year 2015:

•	The opening of a total of 20 to 25 new store locations in the expanded showroom format.

•	The remodeling of a total of 10 to 15 existing stores in the expanded showroom format.

•	Capital expenditures between $20 million and $25 million.

Mr. Sullivan concluded, “As we work as a Company to deliver on our value proposition, I appreciate the support of our hardworking employees and management team. As a team, we are committed to getting back to basics and passionate about strengthening Lumber Liquidators across every area of the organization.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast today, August 5, 2015, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through August 12, 2015 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering pin number 13612283. The live conference call and replay may also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

With more than 365 locations, Lumber Liquidators is North America's largest specialty retailer of hardwood flooring. The Company features more than 400 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and vinyl plank. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators' low priced product, much of which is in stock and ready for delivery.

With premier brands including Bellawood and Morning Star Bamboo, Lumber Liquidators' flooring is often featured on popular television shows such as HGTV's Dream Home and This Old House. For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.

Lumber Liquidators aims to be the industry leader in sustainability. For more information, please visit www.LumberLiquidators.com/Sustainability. Learn more about the corporate giving program at LayItForward.LumberLiquidators.com. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements in this press release may include, without limitation, statements regarding sales growth, comparable store net sales, earnings performance, margins, return on invested capital, strategic direction, capital expenditures, supply chain, the demand for the Company’s products, and store openings and remodels. The Company’s actual results could differ materially from those projected in or contemplated by the forward-looking statements as a result of potential risks, uncertainties and other factors including, but not limited to, changes in general economic and financial conditions, such as the rate of unemployment, consumer access to credit, and interest rates; the volatility in mortgage rates; the legislative/regulatory climate; political unrest in the countries of the Company’s suppliers; the availability of sufficient suitable hardwood; the impact on the Company if it is unable to maintain quality control over its products; the cost and effect on the Company’s reputation of, and consumer’s purchasing decisions in connection with, unfavorable allegations surrounding the product quality of the Company’s laminates sourced from China; the Company’s suppliers’ ability to meet its quality assurance requirements; disruption in the Company’s suppliers’ abilities to supply needed inventory; the impact on the business of the expansion of laminate products sourced from Europe and North America; disruptions or delays in the production, shipment, delivery or processing through ports of entry; the strength of the Company’s competitors and their ability to increase their market share; slower growth in personal income; the number of customers requesting and cost associated with addressing the Company’s indoor air quality testing program; changes in business and consumer spending and the demand for the Company’s products; changes in transportation costs; the rate of growth of residential remodeling and new home construction; the demand for and profitability of installation services; changes in the scope or rates of any antidumping or countervailing duty rates applicable to the Company’s products; the costs and outcome of pending or potential litigation or governmental investigations; and inventory levels. The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s other reports filed with the Securities and Exchange Commission, including the Item 1A, “Risk Factors,” section of (i) the Form 10-K for the year ended December 31, 2014 and (ii) the Form 10-Q for the quarter ended March 31, 2015.

For further information contact:

Lumber Liquidators Investor Relations
Ashleigh McDermott
Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	June 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$45,266	$20,287
Merchandise Inventories	262,743	314,371
Prepaid Expenses	7,172	5,575
Other Current Assets	26,776	17,044
Total Current Assets	341,957	357,277
Property and Equipment, net	127,965	124,867
Goodwill	9,693	9,693
Other Assets	1,649	1,625
Total Assets	$481,264	$493,462
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$58,673	$80,303
Customer Deposits and Store Credits	31,138	34,943
Accrued Compensation	6,201	3,693
Sales and Income Tax Liabilities	4,277	7,472
Other Current Liabilities	36,083	17,836
Total Current Liabilities	136,372	144,247

Other Long-Term Liabilities	11,630	6,603
Deferred Tax Liability	9,012	10,558
Revolving Credit Facility	20,000	—
Total Liabilities	177,014	161,408

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 shares authorized; 27,084,841 and 27,069,307 shares outstanding, respectively)	30	30
Treasury Stock, at cost (2,823,453 and 2,816,780 shares, respectively)	(138,968)	(138,692)
Additional Capital	178,260	177,479
Retained Earnings	265,906	294,033
Accumulated Other Comprehensive Loss	(978)	(796)
Total Stockholders’ Equity	304,250	332,054
Total Liabilities and Stockholders’ Equity	$481,264	$493,462

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Income (Loss)

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net Sales	$247,944	$263,085	$507,905	$509,376
Cost of Sales	185,660	156,847	354,009	301,851
Gross Profit	62,284	106,238	153,896	207,525

Selling, General and Administrative Expenses	90,551	79,066	188,231	157,932
Operating (Loss) Income	(28,267)	27,172	(34,335)	49,593

Other Expense	65	70	81	164
(Loss) Income Before Income Taxes	(28,332)	27,102	(34,416)	49,429

Income Tax (Benefit) Expense	(7,985)	10,495	(6,289)	19,128
Net (Loss) Income	$(20,347)	$16,607	$(28,127)	$30,301
Net (Loss) Income per Common Share—Basic	$(0.75)	$0.61	$(1.04)	$1.10
Net (Loss) Income per Common Share—Diluted	$(0.75)	$0.60	$(1.04)	$1.09
Weighted Average Common Shares Outstanding:
Basic	27,082,878	27,384,255	27,077,312	27,452,470
Diluted	27,082,878	27,610,969	27,077,312	27,721,161

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2015	2014

Cash Flows from Operating Activities:
Net (Loss) Income	$(28,127)	$30,301
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	8,756	7,085
Stock-Based Compensation Expense	597	2,777
Non-Cash Impairment Charges	5,351	—
Deconsolidation of Variable Interest Entity	1,457	—
Changes in Operating Assets and Liabilities:
Merchandise Inventories	46,872	(20,462)
Accounts Payable	(20,562)	3,509
Customer Deposits and Store Credits	(3,694)	8,899
Prepaid Expenses and Other Current Assets	(7,324)	(2,470)
Other Assets and Liabilities	15,894	(1,551)
Net Cash Provided by Operating Activities	19,220	28,088

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(14,251)	(28,269)
Net Cash Used in Investing Activities	(14,251)	(28,269)

Cash Flows from Financing Activities:
Payments for Stock Repurchases	(276)	(38,507)
Proceeds from the Exercise of Stock Options	—	2,644
Excess Tax Benefit from Stock-Based Compensation	(169)	3,236
Borrowings on Revolving Credit Facility	39,000	—
Payments on Revolving Credit Facility	(19,000)	—
Net Cash Provided by (Used in) Financing Activities	19,555	(32,627)
Effect of Exchange Rates on Cash and Cash Equivalents	455	236
Net Increase (Decrease) in Cash and Cash Equivalents	24,979	(32,572)
Cash and Cash Equivalents, Beginning of Period	20,287	80,634
Cash and Cash Equivalents, End of Period	$45,266	$48,062